To Havaya Corp.

National TV Spots, Inc. hereby consents to Havaya Corp's use and disclosure in its registration statement of the information that we provided to you regarding our rates for advertising Havaya's products on the Lifetime and Discovery Health cable channels. Rates provided from the National TV Spots web site, proposals and presentations are subject to change as stated in the respective documents or sources and are based on availability at the time of order.

Mark Krueger

National Media Consultant
NTVS - National TV Spots
www.nationaltvspots.com
Email - markk@nationaltvspots.com
Off. - 281.252.8986
Mob. - 281.923.0100